Exhibit 10.1

MANUFACTURING, DESIGN AND MARKETING AGREEMENT

This MANUFACTURING, DESIGN AND MARKETING AGREEMENT (this “Agreement”) is entered into by and between Zounds Hearing, Inc., a Delaware corporation (“Subcontractor”) and InnerScope Hearing Technologies, Inc., a Nevada corporation, (the “Manufacturer”) Manufacturer dated effective October 3, 2018 (the “Effective Date”). Subcontractor and Manufacturer may also be referred to herein individually as “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Subcontractor currently is the registered manufacturer of hearing aids and related components and accessories (the “Zounds Products”) that are sold under the Subcontractor’s brand names through various marketing and distribution channels.

WHEREAS the Parties desire to enter an agreement whereby the Subcontractor as the Manufacturer’s subcontractor will provide design, technology, manufacturing and supply chain services to the Manufacturer to enable the Manufacturer to manufacture comparable hearing aids and related components and accessories to be sold under Manufacturer’s exclusive brand names (the “Manufacturer’s Products”) through the Manufacturer’s various marketing and distribution channels.

WHEREAS, the Parties also desire to enter into a lease agreement of Subcontractor’s current Chandler, Arizona facility that provides the Manufacturer an FDA medical device facility for the Manufacturer’s Products.

WHEREAS, the Parties also desire to enter into an agreement that provides for the joint marketing and sale of each other’s products.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Parties hereby agree as follows:

1.              Term. Subject to earlier termination as provided in this Agreement, the initial term of this Agreement shall be for a period beginning on the Effective Date and ending ten (10) years thereafter unless this Agreement is terminated earlier as provided herein. This Agreement will renew automatically thereafter for successive one-year terms unless and until one Party gives notification of termination with at least sixty (60) days written notice. All orders placed under this Agreement must be placed prior to the expiration or termination of this Agreement.

2.              Technology Access Fee. Manufacturer will pay Subcontractor One Million and No/100 USD ($1,000,000) (the “Technology Access Fee”). The Technology Access Fee will be paid in two equal installments of $500,000 each. The first installment will be due thirty (30) days following the Effective Date and the second installment will be due sixty (60) days following the Effective Date.

3.       Orders for Manufacturer’s Products to be Manufactured by Subcontractor

3.1 Purchase Orders: Excess Inventory. Manufacturer shall provide to Subcontractor a purchase order setting forth the proposed quantity of Manufacturer’s Products to be purchased by Manufacturer and delivery dates, which purchase order will be subject to written acceptance by Subcontractor. All purchase orders are non-cancellable, and the Manufacturer shall pay for the purchaser orders as follows: (i) for purchase orders for less than or equal to a total of five hundred (500) units in any given calendar month, payment of fifty percent (50%) of Product Cost (as defined below) shall be made in full at the time the order is placed and the remaining balance paid in full before the Manufacturer’s Products are shipped; and (ii) for purchase orders for more than five hundred (500) units in any given calendar month, payment of one hundred percent (100%) of Product Cost shall be made in full at the time the order is placed. Manufacturer's purchase orders accepted by Subcontractor and any forecast provided to Subcontractor by Manufacturer will constitute authorization for Subcontractor to procure product components to manufacture the Manufacturer’s Products covered by such purchase orders based on their lead times. Subcontractor will advise Manufacturer of the lead time of components contained within their order and any forecast and Manufacturer will pay for the components prior to the Subcontractor placing orders for the components.

3.2 Contract Formation: Acceptance and Entire Agreement. Each time Manufacturer submits an order for Manufacturer’s Products and Subcontractor accepts the order or ships the ordered Manufacturer’s Products to Manufacturer, a new contract is formed consisting of this Agreement, the quantities and delivery dates specified in the order and the prices then offered by Subcontractor. ACCEPTANCE OF MANUFACTURER'S ORDER IS EXPRESSLY LIMITED TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, NOTWITHSTANDING ANY ORAL OR WRITTEN STATEMENT MADE BY MANUFACTURER, AND DOES NOT IN ANY WAY WHATSOEVER CONSTITUTE ACCEPTANCE OF MANUFACTURER'S TERMS AND CONDITIONS EXCEPT AS SET FORTH IN THE TERMS OF THIS AGREEMENT. NO TERMS AND CONDITIONS Contained IN ANY PURCHASE ORDER FORM, WHETHER PROVIDED BY MANUFACTURER OR SUBCONTRACTOR, WILL BECOME A PART OF THE CONTRACT AND THIS CONTRACT WILL GOVERN ALL PURCHASES. Manufacturer's acceptance of or payment for Manufacturer’s Products that Manufacturer has not ordered creates a contract comprised of this Agreement, the quantities of Manufacturer’s Products accepted or paid for, and the prices then offered by Subcontractor. This Agreement shall constitute the entire agreement with respect to any contract formed and shall not be altered, amended, supplemented or canceled without the express written agreement of both Manufacturer and Subcontractor.

3.3 Product Prices. Pricing shall be the actual cost of the manufacturing of each Manufacturer’s Product plus the proportional allocation of the costs of Subcontractor’s manufacturing, engineering, and supply chain overhead, as mutually agreed by the Parties (the “Product Cost”). Title of the product will transfer to the Manufacturer at the shipping dock of the manufacturing facility. Manufacturer will be responsible for shipping costs. Manufacturer shall pay any taxes incurred in the manufacture of Manufacturer’s Products, including any taxes incurred as a result of purchasing components or maintaining inventory. In addition to the Royalties paid under this Agreement to the Subcontractor, Manufacturer shall pay any other third-party royalties for technology that are required to manufacture the Manufacturer’s Products for their intended purpose. As of the date of this Agreement neither Party is aware of any third-party royalties for technology that Manufacturer would be liable to pay. Subcontractor will provide Manufacturer with documentation substantiating any Product Cost variance upon request.

3.4 Cost Reductions. Potential Product Cost reductions as a result of materials pricing will be reviewed and implemented periodically as mutually agreed and passed on to the Manufacturer. Product Cost reductions resulting from engineering changes or other changes, initiated by Manufacturer, that would impact either Product Costs or process changes at Subcontractor will be implemented at an agreed upon time. Manufacturer will be responsible for their proportionate share of any Product Cost reduction that is a result of engineering investment by the Subcontractor. If the Manufacturer does not pay its proportionate share, the Manufacturer will pay the Product Cost as if the cost reduction had not been made (i.e., the Product Cost prior to the cost reduction as if the cost reduction were not made). The Subcontractor will list the new Product Cost and a line item for engineering investment that accounts for the difference.

3.5 Royalties. In addition to paying the Product Costs of Manufacturer’s Products, Manufacturer shall also pay to Subcontractor the following royalty payments (each a “Royalty” and collectively the “Royalties”) for each of Manufacturer’s Product purchased under this Agreement. Royalties shall be paid 50% at time of shipping and the remaining balance of 50% due in 15-days after the Manufacturer’s Products have shipped from the manufacturing facility.

a)	Non-Rechargeable Products. For Manufacturer’s Products that are non-rechargeable, Manufacturer shall pay Subcontractor a Royalty equal to the higher of (i) eighty percent (80.0%) of the Product Cost; and (ii) $80 per unit.

b)	Rechargeable Products. For Manufacturer’s Products that are rechargeable, Manufacturer shall pay Subcontractor a Royalty equal to the higher of (i) one hundred percent (100.0%) of the Product Cost; and (ii) $100 per unit.

3.6 Zounds’ Products and Manufacturers Products Built to Manufacturer's Specifications. Subject to Section 7 below, Subcontractor agrees to manufacture Manufacturer’s Products (i) that are identical to Zounds’ Products allowing Manufacturer to utilize Subcontractor’s existing product designs and features and/ or (ii) to specifications provided by Manufacturer from time to time with approval of such changes by Subcontractor. Any advice given by Subcontractor to Manufacturer before or after delivery of Products built to Manufacturer's specifications is based solely upon the information available to Subcontractor, and the use of such advice by Manufacturer is solely and entirely at Manufacturer's own risk. Manufacturer represents and warrants that it has independently determined the fitness, need, usefulness, and applicability of the Manufacturer’s Products built to Manufacturer's specifications it has ordered and does not rely on any representation of Subcontractor in that regard.

3.7 Engineering Services and Design Changes. Manufacturer may elect to utilize Subcontractor’s design engineering resources (the “Engineering and Design Services”) to further customize Manufacturer’s Products. The cost of Engineering and Design Services to be paid by Manufacturer will be agreed to in a written document setting forth the scope, timing and other terms of such Engineering and Design Services executed by the Parties prior to any services being provided by Subcontractor. Subject to the written agreement of the parties with respect to any resulting change in price, delivery schedule and other terms, Subcontractor will accept design changes (i.e., Engineering Change Orders or "ECO's") according to Manufacturer's instructions.

3.8 Tooling, Setup and Non-Recurring Engineering ("NRE") Charges. Subcontractor agrees to provide Manufacturer with a quote for any one-time tooling, setup or NRE charges payable by Manufacturer as a result of a change in design requested by Manufacturer, change in minimum quantity requirements by Manufacturer as originally quoted by Subcontractor, or an addition to the Manufacturer’s Products purchased under this Agreement requested by Manufacturer. If Manufacturer elects to proceed with the design change, minimum quantity requirements change or addition as specified in Subcontractor's quote, Manufacturer will provide Subcontractor with written acceptance of Subcontractor's quoted terms.

3.9 Inventory Reports. Subcontractor agrees to report its inventory position to Manufacturer on a monthly basis, including the following information: quantity of raw material, work in process and any open orders that cannot be cancelled to the supplier lead time. The report will specifically identify any material on hand or on order where the quantity exceeds the agreed three (3) month forward looking forecast plus safety stock as agreed upon by Subcontractor and Manufacturer. The Subcontractor and Manufacturer will review inventory levels and safety stocks quarterly.

4. Delivery and Shipping. The agreed upon delivery dates are based on the Subcontractor's projected lead time, current inventory, commitments and Subcontractor’s advice. Manufacturer agrees and acknowledges that all shipment dates are firm delivery dates. All shipments shall be F.O.B. the manufacturing facility unless otherwise mutually agreed upon in writing. The method and route of shipment shall be at Subcontractor's discretion, unless Manufacturer supplies instructions in writing at least five days prior to shipment. In addition to the purchase price, Manufacturer shall pay any and all transportation charges (including insurance). The risk of loss of and title to the Manufacturer’s Products pass to Manufacturer upon the receipt of the Manufacturer’s Products by the carrier. Subcontractor is not responsible for any installation of Manufacturer’s Products sold hereunder or delays caused by Manufacturer-specified suppliers.

5. Leased Space Agreement. Manufacturer will lease from Subcontractor a well-defined space for Manufacturer’s Products within the Subcontractor’s current FDA registered manufacturer’s facility. Subcontractor is solely responsible for maintaining all aspects of such leased space including but not limited to; (i) segregation of Manufacturer’s Products with all Manufacturer’s Products clearly segregated and marked; and (ii) meeting all necessary requirements deemed appropriate by the FDA and any regulatory authorities for a medical device manufacturer’s facility. Subcontractor will be also solely responsible for remaining in good standings at all times with all regulatory authorities including but not limited to the standards set forth by the FDA for medical device manufacturing facilities. The Manufacturer may list the address of the Subcontractor’s current FDA registered manufacturer’s facility as the Manufacturer’s own FDA approved manufacturer’s facility for the Manufacturer’s Products. The terms of such lease agreement will be mutually agreed to by the Parties in a separate document.

6. Payment Terms. Upon Subcontractor’s approval and acceptance of a production forecast provided by Manufacturer, Manufacturer’s payment for Manufacturer’s Products will be due when forecasted materials or components must be ordered by the Subcontractor as set forth in Section 3 above. A schedule of the forecast payables will be provided by the Subcontractor to the Manufacturer based on the approved forecast. Components and products will only be procured and/or manufactured once payment has been received. All payments will be made by electronic wire transfer and all of the appropriate forms will need to be signed so that this can happen efficiently. Alternately, payments can be made to Subcontractor's address as shown Subcontractor's invoice. No offsets are allowed to be taken by either Party. Manufacturer represents that all sales to Manufacturer under this Agreement are sales for use in production or resale; therefore no sales, use, excise or other taxes are due as a result of such sales and Manufacturer will be responsible for payment of any such taxes. A copy of the Manufacturer’s resale certificate will be provided by Manufacturer within 15-days of the Effective Date.

7. Limited Warranty; Nonconforming Products. Since Manufacturer is paying the actual manufacturing cost of the product, Supplier has not reserved for any warranty related costs. The Manufacturer acknowledges that it is solely responsible for any warranty costs associated with Manufacturer’s Products. Should any nonconformities be detected during or after the manufacturing process, Subcontractor will assist Manufacturer in resolving any quality issues with the suppliers. Subcontractor will provide support to Manufacturer to train Manufacturer’s employees to repair the non-conforming products as appropriate. Upon Manufacturer’s request, Subcontractor will provide repair services for a fee equal to the actual cost of these services. In the event Manufacturer in good faith believes that Manufacturer’s Products are nonconforming under the specifications agreed to among the Parties (the “Standards”), Manufacturer shall give written notice to Subcontractor specifying in detail the nonconformity within thirty (30) days of Manufacturer's receipt of such Manufacturer’s Products. Upon Manufacturer’s request, Subcontractor will facilitate such Manufacturer’s Products being repaired or replaced, Manufacturer must return the Manufacturer’s Products to Subcontractor, transportation charges prepaid by Manufacturer, within fifteen (15) days of the end of such thirty (30) date notice period.

Notwithstanding anything else in this Agreement, Subcontractor makes no representations or warranties whatsoever with respect to: (i) any materials, components or subassemblies; (ii) defects resulting from the Specifications or the design of the Manufacturer’s Products; (iii) Manufacturer’s Product that has been abused, damaged, altered or misused by any person or entity after title passes to Manufacturer; (iv) first articles, prototypes, pre-production units, test units or other similar Manufacturer’s Products; or (v) defects resulting from tooling, designs or instructions produced or supplied by Manufacturer. Manufacturer shall be liable for costs or expenses incurred by Subcontractor related to the foregoing exclusions to Subcontractor's express limited warranty.

If Subcontractor determines that the Manufacturer’s Products are nonconforming under the Standards, Subcontractor, shall work with their vendors to rework the Manufacturer’s Products or otherwise replace the Manufacturer’s Products. Manufacturer shall be liable for the cost of rework or replacement and all associated costs therewith including, without limitation, transportation charges and inspection fees. If requested by the Manufacturer, Subcontractor will provide a cause of failure, a failure analysis provided in Subcontractor's standard format and correction action.

MANUFACTURER ACKNOWLEDGES THAT SUBCONTRACTOR IS NOT THE MANUFACTURER OF MOST, IF NOT ALL, OF THE COMPONENTS OF THE Manufacturer’s PRODUCTS OR ANY THIRD PARTY MANUFACTURER'S AGENT. SUBCONTRACTOR MAKES NO REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE PRODUCTS OR COMPONENTS THEREOF WHICH SUBCONTRACTOR DID NOT MANUFACTURE. FURTHER, SUBCONTRACTOR SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW OR OTHERWISE, CONTAINED IN OR DERIVED FROM THIS AGREEMENT, ANY ORDER, OR IN ANY OTHER MATERIALS, BROCHURES, PRESENTATIONS, SAMPLES, MODELS OR OTHER DOCUMENTATION OR COMMUNICATIONS WHETHER ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMANCE WITH THIRD PARTY MANUFACTURER'S SPECIFICATIONS OR OTHERWISE, WHICH WOULD EXTEND BEYOND THE WARRANTIES EXPRESSLY CONTAINED HEREIN. SUBCONTRACTOR AUTHORIZES MANUFACTURER TO ASSERT AT MANUFACTURER'S EXPENSE FOR SUBCONTRACTOR'S ACCOUNT, ALL OF SUBCONTRACTOR'S RIGHTS UNDER ANY APPLICABLE THIRD PARTY MANUFACTURER'S WARRANTY, AND SUBCONTRACTOR AGREES TO COOPERATE WITH MANUFACTURER IN ASSERTING SUCH RIGHTS; PROVIDED, HOWEVER, THAT MANUFACTURER WILL DEFEND, INDEMNIFY AND HOLD SUBCONTRACTOR HARMLESS FROM AND AGAINST ANY LOSS, LIABILITY OR EXPENSE, INCLUDING REASONABLE ATTORNEY'S FEES, RESULTING FROM OR ARISING IN CONNECTION WITH ANY ACTION BY MANUFACTURER RELATING TO THE ABOVE AUTHORIZATION. THIS SECTION 7 SETS FORTH SUBCONTRACTOR'S SOLE AND EXCLUSIVE LIABILITY, AND MANUFACTURER'S SOLE AND EXCLUSIVE REMEDY, AS TO ANY FAILURE OF THE Manufacturer’s PRODUCTS TO MEET THE WARRANTY STANDARDS.

8. Orders; Termination.

8.1 Orders: All orders whether for Manufacturer’s Products or components or inventory to be used in the manufacture of Manufacturer’s Products are non-cancellable.

8.2 Termination. Either Party may terminate this Agreement and either may terminate a purchase order, effective upon written notice in any of the following events: (a) the other Party materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach to the breaching Party; (b) the other Party (i) voluntarily suspends transaction of business; (ii) becomes insolvent or unable to pay any indebtedness as it matures; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of a receiver or trustee for it or for any substantial portion of its property; (vi) makes an assignment to an agent authorized to liquidate any substantial part of its assets; (vii) has an involuntary case commenced against it with any court or other authority seeking liquidations, reorganization or a creditor's arrangement; (viii) by an order of any court or other authority, has appointed any receiver of trustee for it or for any substantial portion of its property; or (ix) has a writ or warranty of attachment or any petition seeking liquidation, reorganization or a creditor's arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warranty of attachment or similar process is not vacated, released or bonded off within thirty (30) days after its entry or levy.

8.3 Party Liability Upon Termination

a)	Manufacturer Termination Without Cause. If the Manufacturer terminates this Agreement or cancels any purchase order without cause pursuant to Section 8.2, Subcontractor will stop all shipments and retain all inventory. Subcontractor may, at its sole discretion, assist Manufacturer in the liquidation of any inventory that is generic that does not utilize any of Subcontractor’s technology. Manufacturer shall be liable for cancellation charges including the Product Costs and the costs as provided in Section 3.8.

b)	Manufacturer Termination With Cause. If the Manufacturer terminates this Agreement or cancels any purchase order for cause pursuant to Section 8.2 Manufacturer shall not be liable for any termination or cancellation charges but Subcontractor may, at Subcontractor's sole discretion, purchase all or part of any remaining inventory.

c) Subcontractor Termination for Cause. If the Subcontractor terminates this Agreement or any purchase order for cause pursuant to Section 8.2, Manufacturer shall be liable for cancellation charges including the Product Costs and the costs as provided in Section 3.8. Subcontractor may at its sole discretion make commercially reasonable efforts to mitigate these costs by attempting to return products or components thereof to suppliers.

9. Joint Marketing. Subcontractor and Manufacturer have agreed to assist each other with marketing in other channels. When the Subcontractor helps the Manufacturer there will be a marketing fee associated with that assistance. When the Manufacturer helps the Subcontractor there will likewise be a marketing fee associated with that assistance. The Subcontractor and Manufacturer will mutually agree on the marketing fee before any assistance is provided. In some cases the marketing fee will be a percentage of the margin received by the other Party. The terms of such joint marketing agreement will be mutually agreed to by the Parties in a separate document.

10. Limitation of Liability. No Other Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY "COVER" DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED DIRECT DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF Manufacturer’s PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE. Neither party shall be liable for any damages arising from delay in manufacture, shipment or delivery of any Manufacturer’s Products, if such delays are due to force majeure, as defined in Section 15.2.

11. Confidentiality; Public Announcements; Non-Use; Intellectual Property Rights.

11.1 Confidentiality. Parties acknowledge that during the term of this Agreement, either Party may disclose to the other Party from time to time certain business, product pricing, financial, marketing, technical and other proprietary and sensitive information of each party. Both Parties shall use commercially reasonable efforts to keep confidential (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Manufacturer’s Products and inventory, and (b) any and all information concerning customers, suppliers, trade secrets, methods, processes or procedures and any other confidential, financial and business information of the other Party that is marked “Confidential" or the like or, if delivered verbally, confirmed in writing to be "Confidential" within thirty (30) days of the initial disclosure ("Confidential Information") with the same standard of care as it uses for its own Confidential Information. Neither Party shall disclose Confidential Information to any third Party without the prior written consent of the other party, except that both parties agree that the other party may disclose Confidential Information to its auditors and contractors under an obligation of confidentiality, to governmental authorities having jurisdiction over such Party or as otherwise required by applicable law, provided however, in the event the Manufacturer or Subcontractor is ordered to provide Confidential Information by a lawful judicial or government order, the party who is subject to such order shall promptly inform the Party whose information is to be disclosed and shall permit the Party to defend against such order of disclosure and shall assist in such defense to the extent permitted by law. In no other circumstances may the Manufacturer or Subcontractor disclose information without the consultation and prior written consent of the non-disclosing Party.

Confidential Information of either Party hereto shall not include information which (i) is in the public domain, (ii) is previously known or independently developed by the receiving Party, (iii) is acquired by the receiving Party from any third party having a right to disclose such information or (iv) the receiving party is obligated to produce under a court or governmental order; provided, the disclosing Party complies with the notice requirements of the previous paragraph with respect the information subject to such court or governmental order. The Parties acknowledge that a breach by either Party of this Section 11 will give rise to irreparable injury to the other, inadequately compensable in damages. Accordingly, the Parties hereby consent to allow the other Party to seek injunctive relief against the breach or threatened breach of the undertakings of the Parties contained in this Section 11. The Parties further agree that such an order so enjoining a Party may be issued pending final determination thereof, without the requirement to post bond.

11.2 Public Announcements. Each Party reserves the right to publish press releases and public announcements (collectively, the “Publications”) pertaining to this Agreement; provided, however, no Publications will contain any Confidential Information of a Party without such Party’s prior written consent.  The publishing Party shall indemnify and hold the non-publishing Party its, officers, agents, shareholders, and employees harmless against any and all claims, demands, damages, liabilities and costs which directly or indirectly result from, or arise in connection with, any negligent act or omission of the disclosing Party, its agents, or employees, pertaining to such disclosing Party’s Publications under this Agreement.

11.3 Non-Use. Each Party to this Agreement acknowledges and agrees that at any time during the Term of this Agreement and at all times following the termination of this Agreement, neither Party may use any Confidential Information, Inventions and Intellectual Property (as these terms are defined in Section 11.3 below) of the other Party for any purpose other than in conjunction with its obligations under this Agreement. The Parties further agree that neither Party may analyze, or reverse engineer any samples, software or hardware provided by the other Party to determine composition, method of manufacture, or construction.

11.4 Intellectual Property Rights. Except as otherwise expressly provided in this Section 11,4, all inventions, discoveries, and trade secrets whether or not patentable, that are made by Subcontractor or Manufacturer, either alone or with others, in the course of its performance of its obligations under this Agreement (collectively, "Inventions") will become the exclusive property of Subcontractor. In the event this Agreement terminates for any reason or no reason, all licenses of Subcontractor’s patents, trademarks, software, trade secrets or other intellectual property (collectively the “Intellectual Property”) of Subcontractor, granted expressly or otherwise to Manufacturer under the terms of this Agreement or any other Agreement between Subcontractor and Manufacturer shall immediately terminate and Manufacturer must immediately cease use of all of Subcontractor’s Intellectual Property.

12. Manufacturer's Indemnity. Manufacturer shall indemnify, defend and hold Subcontractor and its affiliates ("Subcontractor Indemnities") harmless from and against any and all loss, liability or expense, including reasonable attorneys' fees, resulting from or arising in connection with any claim or suit by any third party against the Subcontractor Indemnities (i) alleging infringement or dilution of any copyright, trademark, trade name, trade secret, patent or other third party proprietary rights, relating to the design, manufacture, sale, normal use or normal disposition of any Manufacturer’s Products built to the specification of Manufacturer, (ii) alleging any failure of any Manufacturer’s Product (or any Manufacturer’s Product components contained therein) sold by Subcontractor hereunder to comply with any safety standards or any environmental regulations, or (iii) alleging loss, damages, bodily injury, sickness, disease, or death, or injury to property which is caused by (1) the negligence or intentional acts of Manufacturer, its agents, employees or subcontractors, or (2) a defect in Manufacturer Specifications or Manufacturer specified materials, components or design of the Manufacturer’s Products or caused by Manufacturer specified suppliers; provided however, that Subcontractor shall have the right, at its option, to participate in the defense of any such claim or suit, without relieving Manufacturer of any obligations hereunder.

13. Ownership of Tooling and Testing Equipment. All tooling and testing equipment used in connection with this Agreement shall be owned by Subcontractor.

14. Regulatory Compliance and Record Keeping.

14.1       Approvals. Manufacturer shall be registered as the manufacturer of Manufacturer’s Products and shall obtain such approvals from the United States Food and Drug Administration (the “FDA”) and other regulatory bodies, public or private as may be required to manufacture and sell the products in the United States or internationally. Both Manufacturer and Subcontractor shall be responsible for complying with all federal, state and local laws, rules, regulations, guidelines and the like in the United States and in other countries as they may pertain to the Manufacturer’s Products and to the obligations on the Parties to perform under this Agreement, including, without limitation, requirements in the United States with respect to registration of establishment, listing of medical devices, reporting of deaths, serious injuries and certain malfunctions under 21 CFR Medical Device Regulations and the potential therefore, tracking of medical devices, recalls, safety alerts and process controls. In no event shall either Party assume any risk arising out of the other Party’s failure to comply with such laws, rules, regulations, guidelines and the like, and each Party shall cooperate with the other in all respects to facilitate and promote strict compliance with the provisions of this Section 14.

14.2       Regulatory Inspection and Revision of Specifications. Following inspections by applicable regulatory authorities, including, without limitation, the FDA, Subcontractor shall do such actions or cause such actions to be done that are necessary, advisable or appropriate so that Subcontractor remains in good standing with any such regulatory authorities. Prior to undertaking any action pursuant to this section, Subcontractor shall notify Manufacturer of the inspection and disclose to Manufacturer the regulatory authorities’ findings and related results of such inspection (the “Findings”) pertaining to the business with Manufacturer. Subcontractor shall also provide full disclosure to Manufacturer with respect to any action undertaken or proposed to be undertaken pursuant to this Section prior to acting. Subcontractor shall keep correct and complete records and books covering the manufacture of the Manufacturer’s Products and other documents relating to this Agreement. Each of the Parties will immediately notify the other of any complaints, adverse events, deaths or serious injuries relating to Manufacturer’s Products that are manufactured by Subcontractor. All complaints, adverse events, deaths or serious injuries pertaining to Manufacturer’s Products will be reported to Subcontractor’s Quality Assurance departments in accordance with the requirements established in Subcontractor’s and Manufacturer’s Complaints Handling and Reporting procedures. All complaint related Manufacturer’s Products returned to Manufacturer will be forwarded to Subcontractor for complaint handling and failure investigation. Subcontractor agrees to provide Manufacturer, at Manufacturer’s expense and reasonable request and during ordinary business hours, access to, and copies of, such records, books and all other documents and materials in the possession and under the control of Subcontractor relating to or pertaining to the subject matter of this Agreement; including, but not limited to, the following:

a)	Subcontractor will provide Manufacturer a schedule of all audits of Subcontractors for materials used in the manufacture of Manufacturer’s Products upon request. The schedule will be provided in accordance with the requirements established in Subcontractor’s Auditing procedure. Reports on all material Subcontractors for the Manufacturer’s Products will be made available to Manufacturer upon request.
b)	Upon reasonable notice, Manufacturer may review at any time routine reports relating to all nonconforming materials identified by Subcontractor during the manufacture or inspection of the Manufacturer’s Products.

Subcontractor shall maintain quality systems in compliance with ISO 9001 (the 2000 or current version) and the Quality System Requirements of the FDA.

14.3       Change Notification. Subcontractor will notify Manufacturer and obtain approval prior to implementing changes that may require amendments to the Device Master Record, manufacturing process changes or material changes relating to the manufacture and distribution of Manufacturer’s Products. Manufacturer will notify Subcontractor of all changes to the Device Master Record, manufacturing process changes or material changes relating to the manufacture of Manufacturer’s Products manufactured by Subcontractor. Manufacturer will provide appropriate documentation to Subcontractor to effect any changes to the Device Master Record, manufacturing process or changes in materials.

15. General Provisions.

15.1 Notice. Notice shall be deemed effective and delivered three days after mailing if sent certified mail, return receipt requested, or when received if sent by electronic mail (e-mail), telecopy, prepaid courier, express mail or personal delivery to the intended recipient thereof at the address shown on the first page hereof with confirmation of delivery, or to such other address as either Party may specify in a written notice to the other Party pursuant hereto.

15.2 Force Majeure. Except as otherwise provided herein, neither Party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which performance is delayed by circumstances beyond its reasonable control, including, without limitation, an act of God, war, civil disturbance, court order, labor dispute, third party nonperformance, acts of third parties, or failures, fluctuations or non-availability of materials, components, electrical power, heat, light, air conditioning, computing or information systems or telecommunications ("force majeure"), provided that the Party experiencing such delay promptly notifies the other Party of the delay and the cause thereof. The happening of any contingency beyond Subcontractor's reasonable control, including delays caused by Manufacturer or suppliers, shall not constitute cause for cancellation of Manufacturer's order, but shall extend Subcontractor's time to ship goods for a period equal to the duration of such contingency.

15.3 Relationship of Parties. Subcontractor, in providing Manufacturer’s Products hereunder, is acting as an independent contractor and does not undertake by this Agreement or otherwise to perform any obligation of Manufacturer, or to assume liability for Manufacturer's business or operations. Subcontractor has the sole right and obligation to supervise, manage, contract, direct, procure, perform, or cause to be performed, all work to be performed by Subcontractor hereunder.

15.4 Right of Subcontractor to Sell Products to Others. Manufacturer understands and agrees that Subcontractor may itself use, manufacture or sell similar products as provided to Manufacturer hereunder to third parties and affiliates, some of whom may be competitors of Manufacturer, so long as: (a) Subcontractor does not use or disclose any Confidential Information of Manufacturer, (b) Subcontractor and third party do not infringe any of Manufacturer's patents or other intellectual property rights.

15.5 No Third Party Beneficiaries. The Parties agree that this Agreement is for the benefit of the Parties hereto only and is not intended to confer any legal rights or benefits on any third party, and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement.

15.6 Attorneys' Fees. The prevailing Party in any legal proceedings brought by or against the other Party to enforce any provision of this Agreement shall be entitled to recover against the non-prevailing Party the reasonable attorneys' fees, court costs and other expenses incurred by the prevailing Party.

15.7 Assignment; Change of Control. Neither Party may assign or transfer this Agreement by operation of law or otherwise. Any assignment made by either Party in contravention of this Section 15.7 shall be null and void for all purposes. In the event of a Change of Control (as defined below) this Agreement shall immediately terminate.  A Change of Control shall occur with respect to the Manufacturer, unless Subcontractor shall have expressly consented to such Change of Control in writing.  A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of The Securities Exchange Act of 1934 (the “Exchange Act”), as in effect on the date hereof), other than the Subcontractor, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the then outstanding voting equity interest of the Company, (ii) the board of directors of the Manufacturer shall cease to consist of a majority of the Manufacturer’s board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or (iii) the Manufacturer or any of its affiliates merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity;

15.8 Amendment. This Agreement may be amended only by written amendment duly signed by authorized representatives of both Parties.

15.9 Non-Solicitation of Employees. During the term hereof and for a period of five (5) years thereafter, each Party agrees not to, either directly or indirectly, for itself or on behalf of any other person, firm, partnership, corporation or other entity hire, solicit, contract for, attempt to solicit, or cause to be solicited, the employment or services of any current or previous employee of the other Party (unless a period of sixty months has elapsed from the last date that such employee was employed by such party) without the prior written consent of such other Party. Each Party agrees that in the event it violates the provisions of this Section 15.9, it will pay to the other Party as liquidated damages, and not as a penalty, an amount equal to one hundred times (100 X) of any such employee's then-current base annual salary.

15.10 Severability; Validity. If any provision of this Agreement is held invalid or unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith, in order to maintain or achieve the economic position enjoyed by each Party as close as possible to that under the provision(s) rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (i) such provisions shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision(s) were so excluded, (iii) the balance of the Agreement shall be enforceable in accordance with its terms, and (iv) the parties will revise the Agreement to effect the intent of such excluded provisions.

15.11 Waiver. Any waiver of any kind by a Party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a Party shall not impair any right, power or remedy which either Party may have with respect to a future breach or default.

15.12 Dispute Resolution.

15.12.1 Obligation to Negotiate. Any dispute arising out of or relating to this Agreement shall be resolved exclusively in accordance with the procedures specified in this Section 15.12. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation between a committee composed of four (4) members (two (2) from each Party) mutually agreed upon from the Subcontractor and Manufacturer boards of directors. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Such notice shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive in the negotiations. Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive in the negotiations. Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

15.12.2 Mediation. If the dispute has not been resolved by the negotiation process specified in Section 15.12.1 within forty-five (45) days following the initial notice, the Parties may endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure published by the CPR Institute for Dispute Resolution (NYC). Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

15.12.3 Choice of Law; Venue. If any dispute has not been resolved by a non-binding procedure as provided herein, within one-hundred twenty (120) days of the initiation of such procedure the complaining Party may seek such legal or equitable relief as may be appropriate in the federal or state courts located in Maricopa County, Arizona. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law provisions thereof or any other applicable law and that exclusive venue shall be in the federal or state courts located in Maricopa County, Arizona. Nothing stated herein is intended to limit either Party’s right to seek emergency, temporary or permanent injunctive relief and both Parties expressly agree that either Party will be entitled to such relief to prevent actual or threatened violation of the confidentiality provisions in Section 11 herein. If there is a dispute or legal action regarding this agreement, the prevailing Party shall be entitled to reasonable attorney’s fees and costs.

15.13 Binding Effect; Recitals. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. The recitals to this Agreement are incorporated into and shall constitute a part of this Agreement.

15.14 Survival. The rights, limitations, obligations and duties under Sections 7, 10, 11, 12, 14 and 15 shall survive the expiration or termination of this Agreement.

15.15 Entire Agreement. This Agreement and the attachments attached hereto contain the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior negotiations, agreements and understandings with respect thereto.

Signature Page to Follow

IN WITNESS WHEREFORE, the Parties have caused this Agreement to be executed by their duly authorized representatives as set forth below:

ZOUNDS HEARING, Inc.

Date: ________________________         By:______________________________

Name: Samuel L. Thomasson

Title: President & Chief Executive Officer

Address: 6825 W. Galveston Street, Suite 9

 Chandler, AZ 85226

Fax: _____________________________

Email: ____________________________

Innerscope Hearing Technologies, Inc.

Date: ________________________         By:________________________________

Name:        Matthew Moore

Title:        CEO

Address: 2151 Professional Drive 2nd Floor

 Roseville, CA. 95616

Fax: (916) 218-4101

Email: matthew@innd.com